UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2022

WHEELS UP EXPERIENCE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39541	95-1557048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 West 26th Street, Suite 900
New York, New York	10001
(Address of principal executive offices)	(Zip Code)

(212) 257-5252

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	UP	New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	UP WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2022, Wheels Up Experience Inc., a Delaware corporation (the “Company”) announced that Thomas Bergeson, Chief Operating Officer of Wheels Up Partners LLC, a wholly-owned subsidiary of the Company (“WUP”), will retire on August 17, 2022 (the “Separation Date”). In connection with Mr. Bergeson’s retirement, On July 14, 2022 WUP and Mr. Bergeson entered into a Separation and Release Agreement (the “Separation Agreement”). The Separation Agreement includes a general release of claims by Mr. Bergeson subject to a 21-day consideration period beginning on the date the Separation Agreement was delivered to Mr. Bergeson and a 7-day revocation period beginning on the Separation Date.

Pursuant to the Separation Agreement, the Company will pay Mr. Bergeson a lump sum in the amount equal to twelve (12) months of Mr. Bergeson’s base salary ($495,000.00), less applicable withholdings and other customary payroll deductions, payable on the Company’s first regularly scheduled payroll date that is at least ten (10) business days from the Separation Date (the “Payment Date”). In addition, Mr. Bergeson will receive $20,000, less applicable withholding and other customary payroll deductions, to assist Mr. Bergeson with certain relocation expenses, which will be paid on the Payment Date. Further, Mr. Bergeson will be eligible for an annual bonus with a target of 100% of his annual base salary for fiscal year 2022, to be paid in a lump sum to Mr. Bergeson at the same time and in the same manner as regular annual bonuses are distributed to other similarly situated senior executives of WUP in accordance with WUP’s policy and as would otherwise have been payable to Mr. Bergeson had he continued employment with WUP. Further, following the Separation Date, Mr. Bergeson is eligible to receive five (5) King Air 350i flight hours for each of the third and fourth quarters of fiscal year 2022, provided that Mr. Bergeson remains a Core Member in good standing, and subject to the terms of WUP’s executive flight hour plan, as amended from time to time. Any stock options and restricted stock units, or any other equity interest in the Company, held by Mr. Bergeson as of the Separation Date that would have otherwise vested in accordance with its terms, absent Mr. Bergeson’s retirement, during the thirteen (13) month period immediately following the Separation Date will become vested and exercisable as of the Separation Date. Mr. Bergeson will also be entitled to exercise any stock options that are vested as of the Separation Date until the earlier of the fifth anniversary of the Separation Date and the expiration of such stock options. Mr. Bergeson may elect to continue to participate in the Company’s group health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), provided that WUP will pay the premiums for such coverage (at the coverage levels in effect immediately prior to Employee’s separation from service) for a period of up to twelve (12) months.

The preceding description of the Separation Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Separation Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Separation and Release Agreement, dated July 14, 2022, by and between Thomas Bergeson and Wheels Up Partners LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELS UP EXPERIENCE INC.

Date: July 15, 2022	By:	/s/ Kenneth Dichter
		Name:	Kenneth Dichter
		Title:	Chief Executive Officer